HEADS OF AGREEMENT

This Heads of Agreement is dated December 16th 2010.

BETWEEN:

STATE MINING ~~COMPANY~~ CORPORATION of the UNITED REPUBLIC OF TANZANIA

("Stamico")

- and -

TANZANIAN ROYALTY EXPLORATION CORPORATION

("TRE")

WHEREAS:

A. Stamico and TRE propose to become shareholders of a corporation ("Joint Ventureco") formed under the laws of the United Republic of Tanzania, forty-five (45%) percent of the shares of which will be held by Stamico, and fifty-five (55%) percent of the shares of which will be held by TRE or a wholly-owned subsidiary corporation of TRE.

B. Joint Ventureco will hold certain prospecting and other licences issued by the United Republic of Tanzania relating to the region known as "Buck Reef," (the "Buck Reef Properties"), as listed on Schedule A attached to this Heads of Agreement.

C. Joint Ventureco will undertake the exploration and development of the Buck Reef Properties, and the management of Joint Ventureco will be governed by and provided for in a shareholder agreement (the "Shareholder Agreement") to be entered into by Stamico and TRE.

D. The parties wish to enter into this Heads of Agreement providing for the key terms of a definitive agreement (the "Definitive Joint Venture Agreement") that will govern their joint ownership and management of their venture (the "Joint Venture") relating to the Buck Reef Properties.

NOW THEREFORE in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which consideration is hereby acknowledged, the parties covenant and agree as follows:

1. **Buck Reef Properties Awarded to Joint Ventureco.** Stamico acknowledges and agrees that each of the licences listed on Schedule A has been awarded by the Minister responsible for Mines of the United Republic of Tanzania to Joint Ventureco, which is now the lawful licencee under each of such licences, collectively referred to in this Heads of Agreement as the Buck Reef Properties. Stamico agrees to use its best efforts to ensure that Joint Ventureco is registered as the holder of each of such licences in the official Tanzanian registry of holders of mineral rights as soon as possible after the signing of this Heads of Agreement.

2. **Lump Sum Payment to Stamico.** Immediately following the signing of this Heads of Agreement, TRE agrees to pay to Stamico the amount of three million (USD$3,000,000) U.S. dollars, in consideration of the awarding to Joint Ventureco of the Buck Reef Properties.

3. **Security Services at Buck Reef Properties.** As soon as practicable following the signing of this Heads of Agreement, TRE will arrange for adequate security personnel to be stationed and appropriate security installations to be made at the Buck Reef Properties in order to protect the properties and facilitate the commencement of the exploration, development and other activities constituting the Joint Venture to be carried out by Joint Ventureco.

4. **Diamond Drills.** The parties acknowledge that there are currently in the possession of Stamico approximately six (6) diamond core rigs located in Dodoma. TRE will send management personnel, and Stamico will arrange for and permit such personnel to access and to inspect the drill rigs and determine their suitability for use at the Buck Reef Properties or any other jointly held properties as the case may be in the future. If TRE determines that the rigs are suitable, the parties will negotiate and agree upon the terms of an equipment lease agreement pursuant to which the rigs will be leased to Joint Ventureco for use at the Buck Reef Properties or on any other properties that may be subject to joint-ownership between the parties in the future.

5. **Project Timeline.** The parties acknowledge that it is their intention that the Buck Reef Properties be brought into mining production within thirty (30) months after the entering into of the Definitive Joint Venture Agreement, and agree to cooperate in good faith in order to achieve such goal.

6. **Definitive Joint Venture Agreement.** TRE and Stamico acknowledge and agree that it is their mutual intent to negotiate diligently and in good faith with a view to concluding a Definitive Joint Venture Agreement, to which agreement the form of the Shareholder Agreement

will be attached, as soon as possible following the signing of this Heads of Agreement.

In witness whereof the parties have signed this Heads of Agreement effective on the date set out above.

	TANZANIAN ROYALTY EXPLORATIONCORPORATION Per: Name: James E. Sinclair Title: Chairman and Chief Executive Officer Per: Name: Joseph Kahama Title: President
	STATE MINING ~~COMPANY~~ CORPORATION OF THE UNITED REPUBLIC OF TANZANIA Per: Name: GRAY L. MWAKALUKWA Title: DIRECTOR GENERAL Per: Name: GIDEON T. MWAYA Title: DIRECTOR OF MINERAL EXPLORATION

SCHEDULE A

BUCKREEF LICENCES

1. Mining Licence No. SML 04/92 granted to M/S Buckreef Gold Mining Co. Limited on June 12, 2000 and is valid for a period of seventeen (17) years from the date of grant.

2. Prospecting Licence No. PL 6427/2010 granted to M/S State Mining Corporation on June 21, 2010 and is valid for a period of thirty six (36) months from the date of grant.

3. Prospecting Licence No. PL 6428/2010 granted to M/S State Mining Corporation on June 21, 2010 and is valid for a period of thirty six (36) months from the date of grant.

4. Prospecting Licence No. PL 6429/2010 granted to M/S State Mining Corporation on June 21, 2010 and is valid for a period of thirty six (36) months from the date of grant.

5. Prospecting Licence No. PL 6430/2010 granted to M/S State Mining Corporation on June 21, 2010 and is valid for a period of thirty six (36) months from the date of grant.

6. Prospecting Licence No. PL 6431/2010 granted to M/S State Mining Corporation on June 21, 2010 and is valid for a period of thirty six (36) months from the date of grant.

7. Prospecting Licence No. PL 6432/2010 granted to M/S State Mining Corporation on June 21, 2010 and is valid for a period of thirty six (36) months from the date of grant.

8. Prospecting Licence No. PL 6544/2010 granted to M/S State Mining Corporation on July 12, 2010 and is valid for a period of thirty six (36) months from the date of grant.

9. Prospecting Licence No. PL 6545/2010 granted to M/S State Mining Corporation on July 12, 2010 and is valid for a period of thirty six (36) months from the date of grant.

10. Prospecting Licence No. PL 6546/2010 granted to M/S State Mining Corporation on July 12, 2010 and is valid for a period of thirty six (36) months from the date of grant.

11. Prospecting Licence No. PL 6547/2010 granted to M/S State Mining Corporation on July 12, 2010 and is valid for a period of thirty six (36) months from the date of grant.

12. Prospecting Licence No. PL 6548/2010 granted to M/S State Mining Corporation on July 12, 2010 and is valid for a period of thirty six (36) months from the date of grant.

13. Prospecting Licence No. PL 6549/2010 granted to M/S State Mining Corporation on July 12, 2010 and is valid for a period of thirty six (36) months from the date of grant.